Exhibit 10.1

NOV Inc. Retirement Policy for Equity Awards

NOV Inc. (“Company”) hereby adopts this Retirement Policy for Equity Awards (“Program”) to provide certain equity compensation benefits to long-term employees of the Company and affiliates of the Company (collectively, “Company Group”) who voluntarily terminate their employment with the Company Group. An employee is eligible to participate in the Program if he or she has (i) attained certain minimum age and employment criteria, (ii) provided timely notice to the Company, (iii) agreed to timely execute a Separation Agreement (defined below), including (a) a general release of claims against the Company Group, (b) a confidentiality agreement, and (c) post-employment restrictions, including non-competition and non-solicitation covenants, and (iv) continued to work for the Company Group in “good standing” until his or her employment termination date (the “Retirement Date”).

A.	Eligibility Criteria

An employee of the Company Group who is in “good standing”1 is eligible to participate in the Program if he or she satisfies the following requirements. An employee who is in “good standing” and satisfies each of the applicable requirements listed below and terminates on his or her Retirement Date will be treated as a “Qualifying Participant” for purposes of the Program.

1. Voluntary Termination. The Program applies to a voluntary termination of employment with the Company Group by an eligible employee. An employee whose termination of employment is involuntary or initiated by the Company Group for any reason is not eligible to receive benefits under the Program.

2. Employment Requirement. As a condition to receiving benefits under the Program, an employee must satisfy the following requirements on or before the employee’s Proposed Termination Date (defined below):

a. The employee must attain at least sixty (60) years of age; and

b. The employee must complete at least ten (10) years of total employment with the Company Group, which shall be determined based on the employee’s “adjusted service date” as reflected in the Company’s human resources information system or “HRIS” system; and

c. The employee must have completed at least five (5) years of continuous employment with the Company Group as of the Proposed Termination Date, as reflected in the Company’s HRIS system.

3. Notice Requirement. An employee who satisfies the criteria above (or will satisfy such criteria as of the employee’s Proposed Termination Date, as defined below) must provide the Company with timely notice of his or her intent to terminate employment with the Company, which may be delivered at any time after the employee has attained sixty (60) years of age. The notice shall:

a. be submitted using the format provided by the Company;

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An employee will be in “good standing” or not in “good standing” as so determined, from time to time, by the Administrator, in his or her total discretion, after considering any information the Administrator deems relevant, including, the employee’s current and prior performance, compliance with applicable laws, disciplinary record and compliance with the Company’s policies and procedures. The Administrator’s determination as to “good standing” shall be determinative and final.

b. designate a requested retirement date (the “Proposed Termination Date”); and

c. be delivered to the Administrator at least three (3) Months before the Proposed Termination Date; provided, however, that if such notice is delivered by an Executive Employee, the minimum notice period shall be six (6) Months and shall be delivered to the CEO.

For purposes of this Program, an “Executive Employee” is any employee who (i) is assigned to provide services in the United States, and (ii) has a written employment agreement or has a participation agreement for the executive severance plan with the Company. For purposes of this Program, a “Month” shall be a full calendar month, provided, however, that if the last day of a calendar month occurs on a weekend or a holiday, then credit for a Month of service will be given if an individual is employed and providing service on his or her last scheduled calendar day of such calendar month.

4. Approval Requirement. The Administrator must formally approve in writing an employee’s eligibility for participation in the Program before the employee is eligible to receive any benefits under this Program. The Administrator shall, in his or her sole discretion, designate the employee’s Retirement Date, which may be earlier or later than the employee’s Proposed Termination Date; provided, however, that (i) the Company shall not be required to provide any additional compensation to the employee if the Administrator designates a Retirement Date which occurs prior to the Proposed Termination Date, and (ii) the Retirement Date designated by the Administrator may occur up to three (3) Months after the Proposed Termination Date. In addition to the foregoing, if an employee is an Executive Employee, then his or her participation must be approved by the Company’s Chief Executive Officer and the Compensation Committee of the Board.

5. Continued Employment Requirement. In order to be eligible to receive benefits under the Program, an eligible employee must continue to work as an employee for a member of the Company Group in “good standing”, as determined by the Administrator, between the date that the retirement notice is delivered to the Company (as described in paragraph 3 above) and the employee’s Retirement Date. If an otherwise eligible employee does not satisfy this requirement, he or she will not receive any separation benefits under this Program.

6. Separation Agreement Requirement.

a. In order to be eligible to participate in this Program, an otherwise qualifying employee will be required to fully release any and all claims that he or she may have against the members of the Company Group and their employees, agents, directors, officers and representatives, and make certain other promises, including with respect to confidentiality of information and assignment of inventions, by timely executing a copy of the Separation Agreement relating to the Program (“Separation Agreement”) with one or more members of the Company Group, as designated by the Company.

b. The Separation Agreement will include terms regarding post-employment obligations and conditions, including cooperation, non-competition, and non-solicitation.

c. An employee who has elected to participate in the Program will receive his or her Separation Agreement at least thirty (30) days before the employee’s Retirement Date and will be required to execute and deliver the Separation Agreement on his or her Retirement Date. An employee will have seven days to revoke the Separation Agreement after signing; however, if an employee elects to revoke the Separation Agreement, then the employee will not receive any separation benefits under this Program. A copy of the Separation Agreement is available upon request by contacting Human Resources.

B.	Equity Vesting Benefit

An employee who is classified as a Qualifying Participant on his or her Retirement Date will be eligible to receive the following benefits upon termination of employment with the Company Group with respect to equity awards issued on or after February 15, 2022:

1. Time Vested Awards. Notwithstanding the terms of the award agreement for an employee’s time vested equity based compensation awards (restricted stock units, stock options, phantom shares, stock appreciation rights, and similar awards under the Company’s equity-based compensation plans) (a “Time Vested Award”), the Extended Vesting Benefit (described below) shall be applied as follows (i) for each Time Vested Award issued at least twelve (12) Months prior to the employee’s Proposed Termination Date, the Extended Vesting Benefit shall be applied to the full award on the employee’s Retirement Date, and (ii) for each Time Vested Award issued less than twelve (12) Months prior to the employee’s Proposed Termination Date, the Extended Vesting Benefit shall be applied to a pro-rata portion of such award on the employee’s Retirement Date, calculated based on the number of full months of continuous service completed between the award’s grant date and the employee’s Proposed Termination Date. Shares of stock under such award (or cash payment amount, if applicable) shall be delivered on the scheduled vesting date. In addition, any vested stock options or stock appreciation rights held for at least twelve (12) Months on the employee’s Proposed Termination Date will be exercisable during the period between the option’s or stock appreciation rights’ (as applicable) scheduled vesting date and its designated expiration date.

For purposes of this Program, the “Extended Vesting Benefit” means that Time Vested Awards shall continue to vest pursuant to the original vesting schedule in the underlying award agreement provided the employee remains in compliance with all of his or her restrictive covenant agreements with the Company and the terms of this Program. For purposes of each such award, the Company shall treat the period of compliance as a continued period of service under the award’s terms for vesting purposes as if the employee had continued to be employed by the Company. A portion of the shares subject to each award shall be cancelled in the amount necessary to pay any and all employment and income taxes arising from the Extended Vesting Benefit.

As an example, assume employee holds two restricted stock unit awards that were issued with a three-year vesting schedule and the employee has completed (i) six (6) Months of continuous service between the grant date and the employee’s Proposed Termination Date with respect to the first award, and (ii) eighteen (18)

Months of continuous service between the grant date and the employee’s Proposed Termination Date for the second award. As a participant in the Program, the following will occur on the employee’s Retirement Date:

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One-sixth of the initial number of restricted stock unit subject to the first award shall continue to vest based on the original vesting schedule during the period following the employee’s Retirement Date and the remaining portion of the restricted stock units subject to the first award would be forfeited on that date. The underlying shares for the one-sixth portion of the initial number of restricted stock units that are eligible to vest will be delivered on the originally scheduled vesting dates.

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All of the restricted stock units subject to the second award shall continue to vest based on the original vesting schedule during the period following the employee’s Retirement Date. The underlying shares will be delivered on the originally scheduled vesting dates.

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To the extent the Company is required by law in any jurisdiction to withhold and deposit income taxes or employment taxes with respect to a Time Vested Award during the vesting period, the number of shares (or cash payment amount, if applicable) subject to each award agreement will be reduced to satisfy the Company’s tax withholding and depositing obligations.

2. Performance Awards. Notwithstanding the terms of the award agreement for an employee’s performance awards, the following shall apply:

a. the service condition for each award issued less than twelve (12) Months prior to employee’s Proposed Termination Date shall be satisfied on a pro-rata basis on the employee’s Retirement Date based on the number of full months of continuous service completed between the award’s grant date and the employee’s Proposed Termination Date; and

b. the service condition for each award issued at least twelve (12) Months prior to the employee’s Proposed Termination Date shall be 100% satisfied on the employee’s Retirement Date.

To the extent the service condition is not satisfied under this Section B(2) for any portion of a performance award, that portion of the award shall be forfeited on the employee’s Retirement Date. To the extent a performance award is not forfeited on an employee’s Retirement Date as a result of this Section, the award shall remain outstanding and be earned based on the performance condition. Payments under such award shall be made at the time specified in the award agreement.

C.	Administration of the Program

1. General. This Program shall be administered by the Administrator. For this purpose, the “Administrator” shall be determined as follows:

a. For purposes of receiving enrollment elections, the Administrator shall be the Company’s stock administrator;

b. For purposes of interpreting the Plan’s terms with respect to employees who are not Executive Employees, the Administrator shall be the Company’s Chief Human Resources Officer; and

c. For purposes of interpreting the Plan’s terms with respect to Executive Employees, the Administrator shall be the Compensation Committee of the Company’s Board of Directors.

2. Authority. The Administrator shall supervise the administration and enforcement of the Program according to the terms and provisions outlined herein and the rules approved by the Compensation Committee of the Company’s Board of Directors. The Administrator shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

a. to designate the Retirement Date for each Qualifying Participant;

b. to make rules, regulations, and bylaws for the administration of the Program that are not inconsistent with the terms and provisions hereof, and to interpret and enforce the terms of the Program and the rules and regulations promulgated thereunder;

c. to construe in his or her discretion all terms, provisions, conditions, and limitations of the Program;

d. to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Program in such manner and to such extent as he or she shall deem in his or her discretion expedient to effectuate the purposes of the Program;

e. to determine in his or her discretion all questions relating to eligibility, including whether and when an employee has incurred a termination of employment and the reason for such termination; and

f. to make a determination in his or her sole discretion as to the right of any individual to a benefit under the Program and to prescribe procedures to be followed by employees in obtaining benefits hereunder.

3. Claims Review Procedure. If an employee submits a notice to the Company asking to participate in the Program and his or her participation in the Program is not approved in writing by the Administrator, he or she may submit a written claim for reconsideration of benefits under the Program to the Administrator outlining the basis for such claim. The Administrator will make a final decision as to a claim within 90 days after receipt of the claim. If a decision is not given to the employee within such claim review period, the claim shall be treated as if it were denied on the last day of the claims review period.

D.	Miscellaneous

1. Not a Contract of Employment. The adoption and maintenance of the Program shall not be deemed to be a contract between the Company Group and any individual or to be consideration for the employment of any individual. Nothing herein shall be deemed to (i) give any individual the right to be retained in the employ of the Company Group, (ii) restrict the right of the Company Group to discharge any individual at any time, (iii) give the Company Group the right to require any individual to remain in the employ of the Company Group, or (iv) restrict any individual’s right to terminate his or her employment at any time.

2. Alienation of Interest Forbidden. The interest of an eligible employee under the Program may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any individual to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

3. Amendment and Termination. The Compensation Committee of the Company’s Board of Directors may from time to time, in its sole discretion, amend or discontinue, in whole or in part, any or all of the provisions of the Program on behalf of the Company Group. The Compensation Committee may interpret, modify or terminate the Program in its sole discretion at any time; provided, that, without the consent of the Qualifying Participant, no change in the Program may be made that would adversely affect the rights of a Qualifying Participant with respect to benefits agreed to pursuant to the terms and conditions of a Separation Agreement previously entered into between the Qualifying Participant and a member of the Company Group.

4. Other Agreements. Nothing in the Program is intended to reduce the Company Group’s protections or the employee’s obligations under (i) any other agreement between the employee and the Company Group, or (ii) any applicable law.

5. Statute of Limitations. No person may bring any action pertaining to a claim for benefits under the Program following the earlier of (i) 365 days after the final denial of his or her claim for benefits, or (ii) the limitations period under Delaware contract law.

6. Governing Law. All provisions of the Program shall be construed in accordance with the laws of the State of Texas, except to the extent preempted by applicable law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction. The venue for any litigation relating to the Program will be in Harris County, Texas.

7. Section 409A. To the extent that an equity award held by an Executive Employee is subject to Section 409A of the Internal Revenue Code of 1986, then, to the extent required to avoid imposition of penalties under Section 409A, payments under such award shall not be delivered to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A), or (ii) the tenth (10th) day after the date of the employee’s death.

8. Interpretation. Unless expressed otherwise in this Agreement, the term “including” means “including without limitation.” The term “law” includes any (i) law of any jurisdiction (federal, state, local or other jurisdiction), (ii) statutory or common law, or (iii) applicable regulations.

9. Effective Date. The Program shall be effective as of July 11, 2022. The Program shall remain effective until such date as the Compensation Committee elects to terminate the Program.